Exhibit 12.1
                                                                       10/3/100
                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1999
                    and the twelve months ended June 30, 2000


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                                                                                                                          Twelve
                                                                                                                           Months
                                                                                                                           Ended
                                                                          Year ended December 31,                         June 30,
                                                  ---------------------------------------------------------------------------------
                                                     1995          1996          1997           1998         1999          2000
                                                  ---------------------------------Thousands of Dollars----------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before  Interest  and Income Taxes   $2,668,939    $2,701,762    $2,876,455     $2,733,939    $3,446,757    $3,561,976
      AFUDC - Debt funds                              20,267        19,073        14,053         11,914        23,924        34,318
                                                   ----------    ----------    ----------     ----------    ----------   -----------
         Earnings as defined                      $2,689,206    $2,720,835    $2,890,508     $2,745,853    $3,470,681    $3,596,294
                                                  ===========   ===========   ===========    ===========   ===========   ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                   $  557,199    $  530,067    $  679,696     $  712,819    $  697,747    $  775,956
   Interest on interim  obligations                   62,693       107,008       111,694        107,555       183,321       257,123
   Amort of debt disc, premium  and expense, net      43,960        33,184        34,233         65,460       124,835       124,947
   Other interest  charges                            52,712        68,099       182,827        228,534       259,526       245,142
                                                  -----------    ----------    ----------     ----------    ----------    ----------
         Fixed charges as defined                 $  716,564    $  738,358    $1,008,450     $1,114,368    $1,265,429    $1,403,168
                                                  ===========   ===========   ===========    ===========   ===========   ===========



RATIO OF EARNINGS TO FIXED CHARGES                     3.75          3.68          2.87           2.46          2.74          2.56


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